Exhibit 10.84

May 24, 2004

Chris Moseley
5224 Los Encantos Way
Los Angeles, CA 90027

Dear Ms. Moseley:

This will confirm that we have agreed to amend your Employment Agreement with Crown Media Holdings, Inc. dated June 20, 2003 (the “Agreement”), as follows:

1. Effective April 20, 2004, your title will be changed from “Executive Vice President — Worldwide Marketing and Brand Strategy” to “Executive Vice President – Chief Marketing Officer” of Crown Media Holdings, Inc.

2. As a result of this change in title, Paragraph 1(b) of the Agreement is amended as follows:

“(b)                           Employee’s specific duties and authority will be as follows:

(i) Employee’s primary duties shall be to oversee the development and implementation of the overall brand and marketing strategy for the Hallmark Channel in the United States and any other networks owned and distributed by Employer in the United States (collectively, the “Networks”). In this capacity, the senior marketing personnel at these domestic Networks will report directly and in a solid line manner to the Employee. Employee will also be kept informed about marketing activities of any versions of the Hallmark Channel distributed outside the United States

(ii) Employee shall be responsible for brand management, building the Hallmark Channel brand and enhancing the company’s brand assimilation, structure and philosophy and shall be the primary liaison with Hallmark Cards Inc. for the Hallmark Channel licensee brand strategy.

Except as amended herein, the terms and conditions of the Agreement will remain in full force and effect. Please confirm your agreement to the foregoing by countersigning a copy of this letter where provided below.

Very truly yours,
Crown Media Holdings, Inc.

By	/s/ David Evans
David Evans
President and CEO

Accepted and Agreed to

/s/ Chris Moseley
Chris Moseley